SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report
(Date of earliest event reported):	June 18, 2001 -------------------

SAN DIEGO GAS & ELECTRIC COMPANY
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(Exact name of registrant as specified in its charter)

CALIFORNIA -------------------------------------	1-3779 -------------------------------------	95-1184800 -------------------------------------
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.

8326 CENTURY PARK CT, SAN DIEGO, CALIFORNIA --------------------------------------------------------------------------	92123 ---------------------------
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2000 -----------------------

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(Former name or former address, if changed since last report.)

FORM 8-K

Item 5. Other Events

On June 18, 2001, San Diego Gas & Electric Company (SDG&E) and its parent Company, Sempra Energy (Sempra) entered into a Memorandum of Understanding (MOU) with the California Department of Water Resources (CDWR) contemplating the implementation of a series of transactions and regulatory settlements and actions to resolve many of the issues affecting SDG&E and its customers arising out of the California energy crisis. Representatives of California Governor Gray Davis participated in the negotiations and Governor Davis has recommended the implementation of all of the elements of the MOU.

Overview

The MOU contemplates, subject to requisite approvals of the California Public Utilities Commission (CPUC), the elimination from SDG&E's rate ceiling balancing account of the approximately $750 million of undercollected costs that otherwise would be recovered in future rates charged to SDG&E customers; settlement of reasonableness reviews, electricity purchase contract issues and various other regulatory matters affecting SDG&E; the sale to the CDWR of power purchased by SDG&E under certain intermediate term contracts; and various related matters.

As contemplated by the MOU, SDG&E and the CDWR have entered into a revised agreement providing for continued CDWR procurement for SDG&E customers of SDG&E's "full net short" (consisting of substantially all of the power and ancillary services not provided by SDG&E's retained generation) through December 31, 2002. CDWR's procurement obligations are subject to earlier termination upon the satisfaction of regulatory and other conditions intended to assure SDG&E's timely recovery of costs incurred in resuming power procurement for its customers.

SDG&E believes that the implementation of the foregoing elements of the MOU would, by themselves, favorably resolve many of the financial and other uncertainties affecting SDG&E and its customers arising from the California energy crisis and would not adversely affect SDG&E's financial position, liquidity or results of operations.

The MOU also contemplates the sale of SDG&E's transmission system to the CDWR or another state agency for a purchase price of 2.3 times SDG&E's net book value, plus the discharge or assumption of related debt. The implementation of this element of the MOU would require the enactment of California enabling legislation as well as various regulatory approvals. The sale of the transmission system is not a condition to the implementation of the other elements of the MOU, but the implementation of the other elements is a condition to the transmission sale.

Summary of Principal Provisions

The principal provisions of the MOU are briefly summarized below. This summary only highlights selected provisions of the MOU and you are urged to read the full text of the MOU which is filed as Exhibit 99.1 to this report.

The implementation of the following elements of the MOU requires various implementing decisions by the CPUC. These elements are independent of the sale of SDG&E's transmission system also contemplated by the MOU and, if the requisite authorizations are timely obtained, would be implemented whether or not the sale of the transmission system is effected.

Settlement of Reasonableness Review. The CPUC's review of the reasonableness of SDG&E's procurement practices through February 7, 2001 would be settled by reducing undercollected costs otherwise accumulated for recovery in future customer rates in SDG&E's rate ceiling balancing account by $100 million. The CPUC's Office of Ratepayer Advocates (ORA) has entered into a separate memorandum of understanding with SDG&E providing for this settlement. The MOU contemplates the execution of a definitive settlement agreement with the ORA by August 1, 2001 and a CPUC decision approving the settlement by the later of 90 days after SDG&E's application for approval or November 1, 2001.

Intermediate Term Contract Settlement and Sale. Regulatory issues with respect to the treatment of several intermediate term contracts for fixed price electricity purchases by SDG&E through 2001, which are the subject of a pending court appeal, would be settled by an additional reduction of undercollected costs otherwise accumulated for recovery in future customer rates in the rate ceiling balancing account by $219 million. The remaining power provided by the contracts would be sold by SDG& E to the CDWR, for a total price of approximately $120 million above the prices to be paid under the contracts. The MOU contemplates the execution of a definitive settlement agreement between SDG&E and the CPUC and a CPUC decision approving the settlement and sale no later than July 16, 2001.

Equalization Adjustment. Effective January 1, 2002, SDG&E's rate ceiling balancing account would be further reduced by an additional $146 million of undercollected costs that would otherwise be recovered in future customer rates, and an equalization adjustment of $133 million would be credited as a regulatory asset to SDG&E's investment in its SONGS 2 and 3 nuclear generating facility and depreciated over a period ending December 31, 2010.

Other Rate Ceiling Balancing Account Adjustments. SDG&E's rate ceiling balancing account would be further reduced by an additional approximately $150 million of undercollected costs that would otherwise be recovered in future customer rates, by crediting against the account overcollections in other regulatory balancing accounts that would otherwise be refunded to customers. Any then remaining balance in the rate ceiling balancing account would be transferred to SDG&E's transition cost balancing account and recovered in existing rates.

SDG&E Retained Generation. SDG&E's utility generating assets would be committed to cost-based ratemaking for SDG&E's bundled service customers and SDG&E would not seek authority to sell these assets through at least 2010.

Cost Recovery. The CPUC would adopt implementing decisions confirming SDG&E's entitlement to recover its reasonable procurement costs and costs of retained generation on a timely basis consistent with SDG&E continuing to be an investment grade credit and providing mechanisms to mitigate potential risks of retroactive reasonableness reviews.

Utility Investment. Sempra would cause its utility subsidiaries to make capital investments in their businesses during the six-year period from 2001 through 2006 of at least $3.0 billion in the aggregate (exclusive of capital investments in SDG& E's transmission system) plus, if the sale of SDG&E's transmission system does not occur, an additional $200 million in SDG&E's transmission system, and an additional $300 million if SDG&E funds a proposed transmission project. The equity component of these investments would be funded by utility retained earnings or, if retained earnings are insufficient, Sempra equity investment in the utilities.

Ratemaking Proceedings. SDG&E would hold in abeyance its application for a rate surcharge until the earlier of the CPUC's adoption of decisions implementing regulatory settlements and actions contemplated by the MOU or November 1, 2001 and would withdraw its application if the CPUC decisions are timely adopted. In addition, ratemaking proceedings relating to cost of service and performance based regulation of SDG&E and Southern California Gas Company would be postponed by one year until test-year 2004.

The CDWR has been purchasing SDG&E's full net short position under an agreement terminable by either the CDWR or SDG&E upon six months' prior notice. As contemplated by the MOU, SDG&E and the CDWR have entered into a revised agreement under which the CDWR will continue to purchase SDG&E's full net short position and also pay certain related ancillary service and other purchased power costs through December 31, 2002, subject to earlier termination upon the satisfaction of conditions intended to assure timely recovery by SDG&E of its costs of resuming power procurement for its customers. These conditions include CPUC approval of the settlement of the reasonableness review discussed above, CPUC adoption of satisfactory guidelines for power procurement and cost recovery mechanisms, 180 days prior written notice by the CDWR, and the resumption of customer power procurement by at least one of the other two major, California-based, investor-owned utilities.

The MOU also provides that the CDWR or another agency of the State of California would purchase SDG&E's transmission system for a price of 2.3 times SDG&E's net book value as of December 31, 2000 (for a total purchase price of approximately $1 billion, subject to adjustment for subsequent additions and depreciation) plus up to $180 million to discharge or assume related debt. The transmission sale would be subject to the CPUC's adoption of decisions implementing the other elements of the MOU and would require the enactment of California enabling legislation and approval by the Federal Energy Regulatory Commission.

The MOU may be terminated by either party if the reasonableness review or imtermediate term contract settlements discussed above have not been approved by the CPUC by the dates specified or if any other implementing approvals required of the CPUC have not been obtained within 75 days after SDG&E files the last of its applications for such approvals. In addition, after December 31, 2001 either party may terminate the MOU as to any elements that have not become binding prior to December 31, 2001.

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This report contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Legislation Reform Act of 1995. When we use words like "believes," "expects," " anticipates," "intends," "plans," "estimates," "may," "would," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: national, international, regional and local economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources and the Federal Energy Regulatory Commission; capital market conditions, inflation rates and interest rates; energy markets, including the timing and extent of changes in commodity prices; weather conditions; business, regulatory and legal decisions; the pace of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the company's control. These risks and uncertainties are further discussed in the company's reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, http://www.sec.gov/.

Item 7. Financial Statements and Exhibits.

(c) Exhibits

99.1 Memorandum of Understanding

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SAN DIEGO GAS & ELECTRIC COMPANY
(Registrant)

Date: June 18, 2001	By: /s/ D. L. Reed -----------------------------------------
D. L. Reed President